CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 7 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 21, 1998 relating to the financial statements and financial highlights appearing in the December 31, 1997 Annual Report to Shareholders of T. Rowe Price Limited-Term Bond Portfolio and T. Rowe Price Prime Reserve Portfolio (two of the portfolios constituting T. Rowe Price Fixed Income Series, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.


/s/Price Waterhouse LLP
PRICE WATERHOUSE LLP

Baltimore, Maryland
April 22, 1998



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